As filed with the Securities and Exchange Commission on March 29, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ATMOS ENERGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Texas and Virginia	75-1743247
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1800 Three Lincoln Centre
5430 LBJ Freeway
Dallas, Texas 75240
(Address of Principal Executive Offices and Zip Code)

Atmos Energy Corporation
1998 Long-Term Incentive Plan
(Full Title of the Plan)

Louis P. Gregory
Senior Vice President, General Counsel
and Corporate Secretary
Atmos Energy Corporation
1800 Three Lincoln Centre
5430 LBJ Freeway
Dallas, Texas 75240
(972) 934-9227
(Name, Address and Telephone Number, including Area Code of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, no par value	2,500,000	$72.08	$180,200,000	$18,146

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers, in addition to the number of shares of common stock, no par value, stated above, such additional shares as may be issued as a result of the antidilution provisions of the registrant’s 1998 Long-Term Incentive Plan (the "Plan").

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (subsections (c) and (h)) under the Securities Act of 1933 on the basis of the average of the high and low prices of the registrant’s common stock as reported by the New York Stock Exchange on March 24, 2016.

PART I

The information specified in Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, and the note to Part I of Form S-8. The documents containing the information specified in Part I have been delivered to the participants in the Plan covered by this Registration Statement, as required by Rule 428(b)(1). Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II herein constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by Atmos Energy Corporation (“Atmos Energy”) or the Plan are incorporated by reference, as of their respective dates, in this registration statement:

(1)	Our annual report on Form 10-K for the fiscal year ended September 30, 2015;

(2)	Our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2015;

(3)
Our current reports on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on October 1, 2015, November 4, 2015 (Item 5.02 only), February 5, 2016, February 29, 2016 and March 28, 2016;

(4)
The following pages and captioned text contained in our definitive proxy statement for the annual meeting of shareholders on February 3, 2016 and incorporated into our annual report on Form 10-K: pages 9 through 13 under the captions “Corporate Governance and Other Board Matters - Independence of Directors” and “- Related Person Transactions;” pages 14 through 17 under the captions “Corporate Governance and Other Board Matters - Committees of the Board of Directors,” “- Independence of Audit Committee Members, Financial Literacy and Audit Committee Financial Experts,” and “- Other Board and Board Committee Matters - Human Resources Committee Interlocks and Insider Participation;” page 19 through 25 under the caption “Proposal One - Election of Directors - Nominees for Director;” pages 25 to 28 under the caption “Director Compensation;” pages 29 to 31 under the caption “Beneficial Ownership of Common Stock;” page 41 under the caption “Proposal Four - Ratification of Appointment of Independent Registered Public Accounting Firm - Audit Committee Pre-Approval Policy;” page 45 under the caption “Human Resources Committee Report;” pages 46 through 59 under the caption “Compensation Discussion and Analysis;” and pages 60 through 75 under the caption “Named Executive Officer Compensation;” and

(5)
The description of Atmos Energy’s common stock contained in Atmos Energy’s registration statement on Form S-3ASR (File No. 333-210424), filed with the Commission on March 28, 2016, and any document filed that updates that description.

In addition, all documents subsequently filed by Atmos Energy pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5. Interests of Named Experts and Counsel.
Louis P. Gregory, who has delivered to Atmos Energy a legal opinion regarding the validity of the shares of common stock registered pursuant to this registration statement, is Senior Vice President, General Counsel and Corporate Secretary of Atmos Energy. Mr. Gregory has received a total of 326,865 shares of Atmos Energy common stock in the form of time-lapse restricted stock units, performance-based restricted stock units and other forms of equity granted under the Plan in connection with his employment at Atmos Energy. Mr. Gregory will continue to receive grants of any securities under the Plan, which are approved by the Board of Directors, as long as he is employed by Atmos Energy and is a participant in the Plan.
Item 6. Indemnification of Directors and Officers.
The Texas Business Organizations Code and the Virginia Stock Corporation Act permit, and in some cases require, corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses under certain circumstances. Article IX of our articles of incorporation and Article IX of our bylaws provide for indemnification of judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses, including attorneys’ fees, and the advance payment or reimbursement of such reasonable expenses to directors and officers to the fullest extent permitted by law.
As authorized by Section 8.101 of the Texas Business Organizations Code and Section 13.1-697 of the Virginia Stock Corporation Act, each of our directors and officers may be indemnified by us against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which he is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the Texas Business Organizations Code and the Virginia Stock Corporation Act. If the director or officer is found liable for willful or intentional misconduct in the performance of his duty to us, then indemnification will not be made.
Article X of our Articles of Incorporation provides that no director shall be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director except for liability:

•	for any breach of duty of loyalty to us or our shareholders,

•	for an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law,

•	for a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office,

•	for an act or omission for which the liability of a director is expressly provided by statute, or

•	for an act related to an unlawful stock repurchase or payment of a dividend.
In addition, Article IX of our Articles of Incorporation and Article IX of our Bylaws require us to indemnify to the fullest extent authorized by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of ours or serves or served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any other enterprise.
We maintain an officers’ and directors’ liability insurance policy insuring officers and directors against certain liabilities, including liabilities under the Securities Act of 1933. The effect of such policy is to indemnify such officers and directors against losses incurred by them while acting in such capacities.
Item 8. Exhibits.
See Index to Exhibits attached to this registration statement and incorporated herein by reference.

Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 29, 2016.
ATMOS ENERGY CORPORATION

By: /s/ BRET J. ECKERT
Bret J. Eckert
Senior Vice President and
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kim R. Cocklin and Bret J. Eckert, or either of them acting alone or together, as his true and lawful attorney-in-fact and agent, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ROBERT W. BEST Robert W. Best	Chairman of the Board	March 29, 2016
/s/ KIM R. COCKLIN Kim R. Cocklin	Chief Executive Officer and Director (Principal Executive Officer) and Director	March 29, 2016
/s/ MICHAEL E. HAEFNER Michael E. Haefner	President and Chief Operating Officer (Principal Operating Officer) and Director	March 29, 2016
/s/ BRET J. ECKERT Bret J. Eckert	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 29, 2016
/s/ CHRISTOPHER T. FORSYTHE Christopher T. Forsythe	Vice President and Controller (Principal Accounting Officer)	March 29, 2016
/s/ RICHARD W. DOUGLAS Richard W. Douglas	Director	March 29, 2016
/s/ RUBEN E. ESQUIVEL Ruben E. Esquivel	Director	March 29, 2016
/s/ RAFAEL G. GARZA Rafael G. Garza	Director	March 29, 2016

/s/ RICHARD K. GORDON Richard K. Gordon	Director	March 29, 2016
/s/ ROBERT C. GRABLE Robert C. Grable	Director	March 29, 2016
/s/ THOMAS C. MEREDITH Thomas C. Meredith	Director	March 29, 2016
/s/ NANCY K. QUINN Nancy K. Quinn	Director	March 29, 2016
/s/ RICHARD A. SAMPSON Richard A. Sampson	Director	March 29, 2016
/s/ STEPHEN R. SPRINGER Stephen R. Springer	Director	March 29, 2016
/s/ RICHARD WARE II Richard Ware II	Director	March 29, 2016

INDEX TO EXHIBITS

Exhibit No.	Description

4.1
Restated Articles of Incorporation of Atmos Energy Corporation---Texas (previously filed as Exhibit 3.1 to Atmos Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference)

4.2
Restated Articles of Incorporation of Atmos Energy Corporation---Virginia (previously filed as Exhibit 3.2 to Atmos Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference)

4.3
Amended and Restated Bylaws of Atmos Energy Corporation (as of September 28, 2015) (previously filed as Exhibit 3.2 to Atmos Energy’s Current Report on Form 8-K dated September 28, 2015 and incorporated herein by reference)

4.4
Specimen Common Stock Certificate (Atmos Energy Corporation) (previously filed as Exhibit 4.1 to Atmos Energy’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and incorporated herein by reference)

5	Opinion of Louis P. Gregory, Senior Vice President, General Counsel and Corporate Secretary of Atmos Energy Corporation

15	Letter Regarding Unaudited Interim Financial Information

23.1	Consent of Ernst & Young LLP

23.2	Consent of Louis P. Gregory, Senior Vice President, General Counsel and Corporate Secretary of Atmos Energy Corporation (contained in his opinion filed as Exhibit 5)

24	Power of Attorney (see signature pages of this Registration Statement)

99.1	Atmos Energy Corporation 1998 Long-Term Incentive Plan (as amended and restated February 3, 2016)